EXHIBIT 99.1

FOR IMMEDIATE RELEASE                         INVESTOR RELATIONS CONTACT:
                                              Hayden Communications, Inc.
                                              Matthew Hayden
                                              Tel: 858-456-4533
                                              matt@haydenir.com
                                              www.haydenir.com

               TAG-IT PACIFIC, INC. ANNOUNCES 2004 FOURTH QUARTER
                              AND YEAR END RESULTS

Highlights:
     o Continued Investments in Talon: Six new franchisees signed to date, with minimum purchase agreements totaling $64 million over five years
     o Management expects 25% to 30% year-over-year improvement in revenue for the first quarter

LOS ANGELES, CA, MARCH 31, 2005 --TAG-IT PACIFIC, INC. (AMEX: TAG), a full service outsourced trim management department for manufacturers of fashion apparel, today announced financial results for its fourth quarter and fiscal year ended December 31, 2004.

For the quarter, net sales were $13.0 million, a 1.1 percent increase compared to $12.9 million for the same quarter last year. Revenues for the quarter were impacted by several large orders which were planned for shipment but were delayed by the customer until the first and second quarters of 2005. Costs of goods sold for the 2004 fourth quarter were $14.0 million, compared to $10.3 million in the year ago period. Cost of goods sold included an inventory write-down totaling $2.7 million based on management's estimate of the net realizable value of certain inventories. Selling expense was $779,000, a 17.4 percent increase from the $664,000 reported in the fourth quarter last year. General and Administrative expenses increased to $13.0 million compared to $2.6 million for the fourth quarter of last year, primarily due to an accounts receivable write-down of $4.3 million and an increase to the allowance for doubtful accounts of $5.0 million. General and Administrative expenses also increased due to the hiring of additional employees related to the expansion of Asian operations, including the TALON franchising strategy, as well as staffing and other expenses for the new TALON manufacturing facility in North Carolina which began production in December 2004. Interest expense increased to $312,000 compared to $225,000 for the fourth quarter of last year. The Company reported net loss to common shareholders of $17.4 million, or $0.96 per share, compared to a net loss of $6.0 million, or $0.52 per share, for the fourth quarter of 2003. The Company completed the fourth quarter with 18.2 million weighted average shares outstanding compared to 11.5 million as of the end of the fourth quarter last year.

The fourth quarter was impacted by several significant events. Following negotiations with United Apparel Ventures and its affiliate, Tarrant Apparel Group, former major customers of ours, we determined that a significant portion of obligations due from these customers related to accounts receivable and inventories was uncollectible. As a result, we wrote-off a net of $4.3 million of obligations due from these customers, with a remaining receivable due from UAV of $4.5 million. Included in general and administrative expenses for the year ended December 31, 2004 are $4.3 million of expenses related to the write-off of obligations due from UAV and Tarrant. The $4.5 million receivable is expected to be paid over a nine-month period beginning May 2005. We do not anticipate any further charges as a result of the matters giving rise to these receivables and inventories. The quarter also included a reserve of $4.5 million as an allowance for doubtful accounts based on management's estimate of the collectability of accounts receivable primarily related to two customers.

Colin Dyne, Chief Executive Officer of Tag-It Pacific, commented, "While our 2004 financial results do not portray the significant progress we have made during the past twelve months, it was important to put the past behind us and enter 2005 with continued momentum. As we indicated, 2004 was both a year of transition and one on which several key milestones were met. We have taken steps necessary to resolve the accounts receivable and inventory issues with United Apparel Ventures and its affiliate, Tarrant Apparel

Group, that have persisted since the closing of Tarrant's Mexico operations. We also took the prudent and necessary steps to rationalize our inventory, writing down certain obsolete items. This completes a long and challenging process, which saw us significantly scale back our Mexico operations, replace much of the revenue lost from two key customers, and institute a business plan with multiple revenue streams derived from a much broader customer base. During the year, we added several new TALON customers, which will continue to increase in size and scope during 2005, extended our relationship with Levi's through an estimated $35 to $40 million, two-year agreement for Dockers(TM) and signed new Talon franchisees, which have significantly expanded our geographic presence and revenue prospects for the TALON zipper division. We accomplished much during 2004, including the addition of several key industry veterans, and we are carrying that momentum into this year without many of the challenges of the last 12 months. We look forward to leveraging the infrastructure we have built into a successful 2005 and beyond."

For fiscal 2004, the Company reported  revenues of $55.1 million,  a decrease of
14.5 percent compared to the $64.4 million reported for fiscal 2003. During the fourth quarter of 2003, Tag-It implemented a plan to restructure certain business operations, including a reduced reliance on two significant customers in Mexico, Tarrant Apparel Group (and its affiliate United Apparel Ventures) and Azteca Production International, which contributed approximately $25.9 million or 40.2 percent of revenues for the year ended December 31, 2003. These customers contributed approximately $6.8 million, or 12.3 percent of revenues for the year ended December 31, 2004. Tag-It was able to replace in excess of 50 percent of the lost revenue from its Tlaxcala, Mexico operations during the year ended December 31, 2004 with new customers primarily in Mexico and Asia.

Cost of good sold for the year was $44.8 million, which included the $2.7 million inventory write-down, compared to $47.9 million last year, yielding gross profit of $10.3 million and $16.6 million for the respective periods. Gross margins were 22.9 percent in 2004 compared to 25.7 percent in 2003 and were impacted unfavorably by the inventory write-down in 2004. Selling expense was $2.9 million, a 21.8 percent decrease from the $3.7 million reported last year. General and Administrative expenses were $21.6 million, including the accounts receivable write-down of $4.3 million, and an increase to the allowance for doubtful accounts of $5.0 million described above, compared to $11.0 million for last year. The Company reported a net loss to common shareholders of $17.6 million, or $(1.02) per share, compared to a net loss to common shareholders of $4.9 million, or $0.46 per share, for 2003. The net loss in the fourth quarter was impacted by increase in the net deferred tax asset valuation allowance of $5.8 million related to net operating loss carryforwards. This $5.8 million charge had the affect of removing most of the deferred income tax asset from the balance sheet. Tag-It retains a federal tax loss carryforward of approximately $21.6 million and a state tax loss carryforward of $12.9 million. Basic and diluted shares outstanding for the 12-month period were 17.3 million compared to
10.7 million last year.

The Company finished the year with $5.5 million in cash and cash equivalents and a current ratio of 3.78 to 1. Shareholders' equity was $30.2 million as of December 31, 2004. At December 31, 2004, there were no outstanding borrowings under Tag-It's UPS Capital credit facility which was terminated in November 2004. On November 11, 2004, the Company completed a $12.5 million convertible note financing. The convertible notes pay 6 percent interest and are convertible at $3.65 per share. Management expects that it has sufficient capital to fund its operating needs during the coming year.

Recent Highlights include:

     o On March 4, Tag-It announced that August F. Deluca joined the Company and will commence serving as Chief Financial Officer effective April
          1. Current CFO, Ronda Ferguson, has elected to take a lesser financial role with the Company in order to spend more time with her family.
     o Opened a 54,000 square foot zipper manufacturing facility in Gastonia, North Carolina. which will enable the company to better serve its Western Hemisphere customers both directly and through its franchisees.

     o Signed six Talon franchises to date, totaling $64 million of minimum purchases over three and five years in the following territories:
               o        Middle East and Africa
               o        Central Asia
               o        South East Asia region
               o        Asia
               o        South East Asia region
               o        Southern Hemisphere

Mr. Dyne concluded, "The fourth quarter was a transitional quarter to end a transitional year. While not reflected in our 2004 financial results, we believe that the Company is in a strong position to expand its business and realize impressive financial results in 2005. We anticipate 30 percent year-over-year improvement in revenue for the first quarter of 2005. We have signed approximately $64 million in guaranteed contracts for Talon zippers over 5 years, and the revenues from these franchise agreements should begin to show initially in the second quarter with a full contribution by the fourth quarter as the typical ramp up period is about six months from launch. Our model of servicing large global manufacturers for significant retailers throughout key regions of the world without the need for significant capital expenditures creates the leverage in our business model, which will enable us to increase margins with better predictability. We are excited about the potential for 2005 and beyond."

2005 GOALS AND OBJECTIVES

TRIMNET - To add additional customers, including two large retailers, and expand the amount of business we are doing with key customers currently. Expand our service footprint and continue to brand this differentiated service.

TEKFIT - Resolve our outstanding litigation with the owners of Pro-Fit, and form additional relationships to incorporate TekFit into women's, children's and jean categories.

TALON - Sign an additional six franchises and open two owned and operated franchise-type facilities during the next 12 months, increase sales through these franchises through excellent service and increase our direct sales to Western Hemisphere customers.

TELECONFERENCE INFORMATION

Management will host a conference call at 4:30 p.m. EST (1:30 p.m. PST) on Thursday, March 31, 2005 to discuss 2004 fourth quarter and year-end results. To participate in the conference call, please dial 877-297-4509 five to ten minutes prior to the scheduled conference call time. International callers should dial 973-935-2404. There is no pass code required for this call. If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through April 7, 2005, and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int'l), passcode 5782570.

ABOUT TAG-IT PACIFIC, INC.

Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel, specialty retailers and mass merchandiser.
Tag-It acts as a full service outsourced trim management department for manufacturers of fashion apparel such as Abercrombie & Fitch, Kellwood and Azteca Production International. Tag-it also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Levi Strauss & Co., Motherworks, Express, The Limited, Miller's Outpost and Lerner, among others. In addition, Tag-It distributes zippers under its TALON brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart and JC Penny, among others. In 2002, Tag-It created a new division under the TEKFIT brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband.

FORWARD LOOKING STATEMENTS:

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include projected revenue growth, operating income and gross margins, revenue composition and the successful implementation of our zipper franchise strategy. Factors which could cause actual results to differ materially from these forward-looking statements include an unfavorable outcome in our litigation with Pro-Fit Holdings relating to our stretch waistbands, the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of trim management systems with similar or better functionality than our Managed Trim Solution, default by our Talon franchisees in their obligations to us, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of potential growth and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




                                 TABLES ATTACHED

                              TAG-IT PACIFIC, INC.
                          Selected Balance Sheet Items
                             (all numbers in $000's)

                                  (unaudited)

                                                               December 31,
                                                           --------------------
                                                             2004         2003
                                                           -------      -------

Cash ................................................      $ 5,461      $14,443
Accounts Receivable, net ............................      $22,390      $19,262
Inventories .........................................      $ 9,306      $17,097
Total Current Assets ................................      $40,483      $55,726
Total Assets ........................................      $56,448      $67,770
Line of Credit ......................................      $   615      $ 7,096
Accounts Payable and Accrued Expenses ...............      $ 7,461      $ 9,552
Total  Current Liabilities ..........................      $11,175      $19,260
Total  Liabilities ..................................      $26,253      $21,312
Convertible Redeemable preferred stock Series C .....      $  --        $ 2,895
Total Stockholders' Equity ..........................      $30,195      $43,564
Total  Liabilities and Equity .......................      $56,448      $67,770

                              TAG-IT PACIFIC, INC.


                      Consolidated Statements of Operations
                     (all numbers (excluding EPS) in $000's)

                                          QUARTER ENDED            YEAR ENDED
                                           DECEMBER 31,           DECEMBER 31,
                                       --------------------    --------------------
                                         2004        2003        2004        2003
                                       --------    --------    --------    --------
Net sales ..........................   $ 13,021    $ 12,885    $ 55,110    $ 64,443

Cost of goods sold .................     13,956      10,326      44,814      47,890
                                       --------    --------    --------    --------

   Gross profit ....................       (934)      2,559      10,296      16,553

Selling expenses ...................        779         664       2,899       3,706

General and administrative expenses      13,048       2,559      21,509      11,028

Restructuring charges ..............       --         7,700         415       7,700
                                       --------    --------    --------    --------

   Total operating expenses ........     13,827      10,922      24,823      22,434

Loss from operations ...............    (14,761)     (8,363)    (14,527)     (5,881)

Interest expense, net ..............        312         225         805       1,196
                                       --------    --------    --------    --------

Loss before income taxes ...........    (15,073)     (8,588)    (15,332)     (7,077)

Provision (benefit) for income taxes      2,365       2,639       2,277      (2,332)
                                       --------    --------    --------    --------

Net loss ...........................   $(17,438)   $ (5,949)   $(17,609)   $ (4,745)
                                       ========    ========    ========    ========

Less:  Preferred stock dividends ...       --        49,927         (31)       (194)
                                       --------    --------    --------    --------

Net loss to common shareholders ....   $(17,438)   $ (5,999)   $(17,639)   $ (4,939)
                                       ========    ========    ========    ========

Basic loss per share ...............   $  (0.96)   $  (0.52)   $  (1.02)   $  (0.46)
                                       ========    ========    ========    ========

Diluted loss per share .............   $  (0.96)   $  (0.52)   $  (1.02)   $  (0.46)
                                       ========    ========    ========    ========

Weighted average number of common
   shares outstanding:

   Basic ...........................     18,151      11,502      17,316      10,651
                                       ========    ========    ========    ========

   Diluted .........................     18,151      11,502      17,316      10,651
                                       ========    ========    ========    ========


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